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                                                                    Exhibit 99.1


[GRAPHIC APPEARS HERE]

ZIPLINK CONTACTS:
William D. deKay                            Albert A. Gabrielli,
Chief Executive Officer                     Chief Financial Officer
ZipLink, Inc.                               ZipLink, Inc.
Telephone: 978/551-8907                     Telephone:  978/551-8916
E-mail:  bdekay@ziplink.net                 E-mail:  agabrielli@ziplink.net

FOR IMMEDIATE RELEASE

                     ZIPLINK ANNOUNCES RECEIPT OF NOTICE OF
                            DEFAULT FROM MCI WORLDCOM

LOWELL, MASS. - NOVEMBER 3, 2000 - ZipLink, Inc. (NASDAQ: ZIPL), a wholesale Internet connectivity provider, today announced that the company has received a letter from MCI WorldCom demanding payment for past due undisputed amounts of $1.9 million by November 10, 2000. The company and WorldCom have negotiated an extension of the payment date for such amounts until November 30, 2000, provided that ZipLink makes payments to MCI WorldCom of $196,000 per week commencing November 3, 2000. ZipLink does not have sufficient funds on hand to satisfy the MCI WorldCom obligation, as well as other day-to-day obligations, without drawing down on its $10.0 million line of credit with Fleet National Bank. As previously disclosed, Henry M. Zachs, Co-Chairman of the Board of ZipLink and guarantor of the $10.0 million line of credit, must approve any draw down under the company's line of credit. Mr. Zachs has notified the company that although he is willing to guarantee amounts under the line of credit to fund several payrolls and the $196,000 payment to MCI WorldCom due November 3, 2000, he is presently unwilling to guarantee amounts under the line of credit beyond the payments described above. In the event the company fails to satisfy its obligations to MCI WorldCom or its obligations to other key vendors, it could result in termination of service by these vendors to ZipLink. If Mr. Zachs maintains his position not to guarantee further drawdowns in excess of his present commitments or if the company is unable to find alternative sources of capital in a timely manner it will be unable to conduct its operations.

ZipLink is seeking a potential acquirer to purchase the company. The company is interested in pursuing discussions with potential acquirers and strategic partners in order to maximize shareholder value and maintain the viability of the business. No assurance can be given that ZipLink will succeed in attracting a potential acquirer or alternative sources of capital in a timely manner, if at all.

For additional information about ZipLink, please visit the company's website at http//:www.ziplink.net.

STATEMENTS IN THIS PRESS RELEASE CONCERNING THE COMPANY'S BUSINESS OUTLOOK OR FUTURE ECONOMIC PERFORMANCE, ANTICIPATED PROFITABILITY, REVENUES, EXPENSES OR OTHER FINANCIAL ITEMS, AND NETWORK OR SERVICE OFFERING GROWTH, TOGETHER WITH OTHER STATEMENTS THAT ARE NOT HISTORICAL FACTS, ARE "FORWARD-LOOKING STATEMENTS" AS THAT TERM IS DEFINED UNDER THE FEDERAL SECURITIES LAWS. ANY FORWARD-LOOKING STATEMENTS ARE ESTIMATES, REFLECTING THE BEST JUDGMENT OF THE PARTY MAKING SUCH STATEMENTS BASED UPON CURRENTLY AVAILABLE INFORMATION AND INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES AND OTHER FACTORS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE STATED IN SUCH STATEMENTS. RISKS, UNCERTAINTIES AND FACTORS WHICH COULD AFFECT THE ACCURACY OF SUCH FORWARD-LOOKING STATEMENTS ARE IDENTIFIED IN THE PUBLIC FILINGS MADE BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION, AND FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE OR IN OTHER PUBLIC STATEMENTS OF THE COMPANY SHOULD BE CONSIDERED IN LIGHT OF THOSE FACTORS.

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